Exhibit 4.I

FIFTH AMENDMENT TO CREDIT AGREEMENT

Dated as of April 23, 2008

among

MENTOR GRAPHICS CORPORATION,

BANK OF AMERICA, N.A.,

as Agent,

KEYBANK NATIONAL ASSOCIATION,

as Co-Lead Arranger and Documentation Agent,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

BANC OF AMERICA SECURITIES LLC,

as Co-Lead Arranger and Sole Book Runner

MENTOR GRAPHICS CORPORATION

FIFTH AMENDMENT

TO CREDIT AGREEMENT

This FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of April 23, 2008 and entered into by and among Mentor Graphics Corporation, an Oregon corporation (the “Company”), the financial institutions from time to time party to the Credit Agreement (as defined below) (the “Banks”) and Bank of America, N.A., as administrative agent for the Banks (the “Agent”), and is made with reference to that certain Credit Agreement dated as of June 1, 2005 (the “Credit Agreement”), as amended by that certain First Amendment to Credit Agreement dated as of November 8, 2005, that certain Second Amendment to Credit Agreement dated as of June 20, 2006, that certain Third Amendment to Credit Agreement and Limited Waiver dated as of April 12, 2007 and that certain Fourth Amendment to Credit Agreement dated as of June 22, 2007 (the “Credit Agreement”), by and among the Company, the Banks, KeyBank National Association, as documentation agent, and the Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, the Company has requested that the Banks agree to certain amendments to (i) extend the Revolving Termination Date set forth in the Credit Agreement and (ii) provide the Company with the right to increase the Commitments upon certain terms, in each case as set forth below, and the Banks have agreed to such request, subject to the terms and conditions of this Amendment;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. AMENDMENTS TO THE CREDIT AGREEMENT

1.1	Amendment to Article 1: Definitions

A. Section 1.01 of the Credit Agreement is hereby amended by deleting the definitions of “Commitment” and “Revolving Termination Date” in their entirety and substituting the following therefor:

““Commitment”, as to each Bank, has the meaning specified in Section 2.01(a).”

““Revolving Termination Date” means the earlier to occur of:

(a) June 1, 2011; and

(b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.”

B. Section 1.01 of the Credit Agreement is hereby further amended by adding thereto the following definitions in alphabetical order:

““Additional Bank” has the meaning specified in Section 2.01(c).”

““Commitment Increase Date” has the meaning specified in Section 2.01(d)(i).”

““Fifth Amendment Date” means April 23, 2008.

““Proportionate Amount” has the meaning specified in Section 2.01(b).”

““Proposed Increased Commitments” has the meaning specified in Section 2.01(b).”

1.2	Amendment to Article 2: The Credits

A. Section 2.01 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“Amounts and Terms of Commitments.

(a) Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Company from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite the name of such Bank on Schedule 2.01 (such amount as the same may be reduced under Section 2.05 or as a result of one or more assignments under Section 10.06, or may be increased under Section 2.01(b), the Bank’s “Commitment”); provided, however, that, after giving effect to any Borrowing, the aggregate principal amount of all outstanding Loans shall not at any time exceed the combined Commitments. Within the limits of each Bank’s Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01(a), prepay under Section 2.06 and reborrow under this Section 2.01(a).

(b) Subsequent to the Fifth Amendment Date, the Company may, from time to time, but no more than twice in any fiscal year of the Company, upon at least 30 days’ notice to the Agent (which shall promptly provide a copy of such notice to the Banks), propose to increase the amount of the Banks’ Commitments by an aggregate amount not to exceed $30,000,000 for all such fiscal years, in minimum increments of either (x) $10,000,000 or any multiple of $5,000,000 in excess thereof or (y) the entire remaining amount of the increase permitted under this subsection (b) (in either case, the amount of any such increase, the “Proposed Increased Commitments”). Such notice shall set forth (i) the amount of the Proposed Increased Commitments being requested, and (ii) the date on which such Proposed Increased Commitments are requested to become effective. Each Bank party to this Agreement at the time of the delivery of such notice shall have the right (but no obligation), for a period of 15 days following receipt of such notice, to elect by notice to the Company and the Agent to increase its Commitment by an amount equal to up to that portion of the Proposed Increased Commitments which bears the same ratio to the Proposed Increased Commitments as such Bank’s Commitment immediately prior to the Commitment Increase Date bears to the aggregate Commitments immediately prior to the Commitment Increase Date (as to each Bank, its “Proportionate Amount”).

(c) If any Bank party to this Agreement shall not elect to increase its Commitment pursuant to subsection (b) of this Section or shall elect to increase its Commitment for less than its Proportionate Amount, the Company may designate one or more financial institutions (which may be, but need not be, one or more of the existing Banks, but which shall be an Eligible Assignee), which at the time agree to (i) in the case of any such financial institution that is an existing Bank, increase its Commitment for all or a portion of the unsubscribed Proposed Increased Commitments, and (ii) in the case of any other such financial institution (an “Additional Bank”), become a party to this Agreement and make a Commitment for all or a portion of the unsubscribed Proposed Increased Commitments, provided that the Commitment of each such Additional Bank either (x) equals or exceeds $10,000,000 or (y) equals the entire unsubscribed amount of the Proposed Increased Commitments. The sum of the increases in the Commitments of the existing Banks pursuant to this subsection (c) plus the Commitments of the Additional Banks shall not in the aggregate exceed the unsubscribed amount of the Proposed Increased Commitments.

(d) An increase in the aggregate amount of the Commitments pursuant to this Section 2.01 shall become effective upon the receipt by the Agent of the following:

(i) a certificate signed by a Responsible Officer dated as of the date of such increase (the “Commitment Increase Date”) in form and substance satisfactory to the Agent stating that the following statements are true on such Commitment Increase Date, before and after giving effect to the increase in the commitments: (a) the representations and warranties of each Loan Party contained in Article V or in any other Loan Document are true and correct in all material respects on and as of such Commitment Increase Date, with the same effect as if made on and as of such Commitment Increase Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date); provided that, if a representation and warranty is generally qualified as to materiality, with respect to such representation and warranty the applicable materiality qualifier set forth above shall be disregarded for purposes of this condition, and (b) no Default or Event of Default exists, or would result from such increase.

(ii) an agreement in form and substance reasonably satisfactory to the Agent signed by the Company, by each Additional Bank and by each other Bank whose Commitment is to be increased, setting forth the new Commitments of such Banks and Additional Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Company with respect to the Proposed Increased Commitments and such opinions of counsel for the Company with respect to the Proposed Increased Commitments (which may be provided by in-house counsel of the Company; provided that opinions with respect to enforceability and regulations of the Board of Governors of the Federal Reserve System shall be provided by Latham & Watkins, LLP or a comparable outside counsel and, in each case, shall be consistent with those delivered on the Closing Date) as the Agent may reasonably request.”

Section 2. CONDITIONS TO EFFECTIVENESS

Section 1 of this Amendment shall become effective only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Fifth Amendment Effective Date”):

A. On or before the Fifth Amendment Effective Date, the Company shall deliver to the Banks (or to the Agent for the Banks with sufficient originally executed copies, where appropriate, for each Bank and its counsel) the following, each, unless otherwise noted, dated as of the Fifth Amendment Effective Date:

1. Certified copies of the Company’s Articles of Incorporation, together with a good standing certificate from the Secretary of State of the State of Oregon, each dated a recent date prior to the Fifth Amendment Effective Date;

2. Either copies of the Company’s Bylaws, certified as of the Fifth Amendment Effective Date by its corporate secretary or an assistant secretary or a certificate, dated as of the Fifth Amendment Effective Date, of its corporate secretary or an assistant secretary, certifying that there have been no changes in the Company’s Bylaws from the form of Bylaws previously delivered to the Banks;

3. Resolutions of the Company’s Board of Directors approving and authorizing the execution, delivery, and performance of this Amendment, certified as of the Fifth Amendment Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

4. Signature and incumbency certificates of its officers executing this Amendment; and

5. Executed copies of this Amendment.

B. The Agent and the Banks shall have received copies of one or more favorable written opinions of counsel for the Company (which may be provided by in-house counsel of the Company; provided that opinions with respect to enforceability and regulations of the Board of Governors of the Federal Reserve System shall be provided by Latham & Watkins, LLP or comparable outside counsel), in form and substance reasonably satisfactory to the Agent and its counsel, dated as of the Fifth Amendment Effective Date, with respect to the enforceability of the Amended Agreement (as hereinafter defined) and as to such other matters as the Agent acting on behalf of the Banks may reasonably request and are consistent with the opinions delivered on the Closing Date.

C. All fees and expenses payable to the Agent and the other Banks pursuant to the Credit Agreement, the Fifth Amendment or otherwise agreed to by the Company and the Agent that are due and payable on or prior to the Fifth Amendment Effective Date have been paid in full.

Section 3. COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce the Banks to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, the Company represents and warrants to each Bank that the following statements are true, correct and complete:

A. Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”).

B. Authorization of Agreements. The execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate action on the part of the Company.

C. No Conflict. The execution and delivery by the Company of this Amendment and the performance by the Company of the Amended Agreement do not and will not (i) contravene the terms of the Company’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or (iii) violate any Requirement of Law; except, in each case referred to in the foregoing clauses (ii) and (iii), where the conflict, breach, contravention, creation or violation is not reasonably expected to have a Material Adverse Effect.

D. Governmental Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution and delivery of the Amendment by the Company or the performance by, or enforcement against, the Company of the Amended Agreement.

E. Binding Effect. This Amendment has been duly executed and delivered by the Company and this Amendment and the Amended Agreement are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

F. Incorporation of Representations and Warranties From Credit Agreement. The representations and warranties contained in Article V of the Credit Agreement are and will be true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of that date, (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date).

G. Absence of Default. No Default or Event of Default exists or shall result from this Amendment.

Section 4. MISCELLANEOUS

A. Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i) On and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

(ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Agent or any Bank under, the Credit Agreement or any of the other Loan Documents.

B. Fees and Expenses. The Company acknowledges that all costs, fees and expenses as described in Section 10.04 of the Credit Agreement incurred by the Agent and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of the Company.

C. Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

D. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

E. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment (other than the provisions of Section 1 hereof, the effectiveness of which is governed by Section 2 hereof) shall become effective upon the execution of a counterpart hereof by the Company and each Bank and receipt by the Company and the Agent of written or telephonic notification of such execution and authorization of delivery thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered in San Francisco, California, by their proper and duly authorized officers as of the day and year first above written.

MENTOR GRAPHICS CORPORATION

By:	/s/ Ethan Manuel
Name:	Ethan Manuel
Title:	Treasurer

and

By:	/s/ Dean Freed
Name:	Dean Freed
Title:	Vice President and General Counsel

BANK OF AMERICA, N.A.,
as the Agent

By:	/s/ Robert Rittelmeyer
Name:	Robert Rittelmeyer
Title:	Vice President

BANK OF AMERICA, N.A.,
as a Bank

By:	/s/ Kevin McMahon
Name:	Kevin McMahon
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION,
as Documentation Agent and as a Bank

By:	/s/ Thomas A. Crandell
Name:	Thomas A. Crandell
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Bank

By:	/s/ Richard J. Ameny, Jr.
Name:	Richard J. Ameny, Jr.
Title:	Vice President

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